Exhibit 10.27
Summary of Director, Committee and Chairperson Compensation

On October 21, 2025, the Board of Directors of the Company (the "Board") approved cash director fees, committee member fees and chairperson fees to be paid to non-management directors of the Company for the meetings beginning in January 2026. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:

Each non-management director will receive a director fee of $20,000 per board meeting attended in person or virtually, paid quarterly and not to exceed $80,000 per year.

Each non-management director who serves on a committee of the Board will receive a fee of $1,250 per committee meeting attended in person or virtually, paid quarterly and not to exceed $5,000 per year.

Each non-management director who serves as the chairperson of a committee of the Board shall receive a fee of $625 per committee meeting attended in person or virtually, paid quarterly and not to exceed $2,500 per year.